CHANGING THE WAY YOU GET PAID...not the way you practice

FOR IMMEDIATE RELEASE

MDWERKS, INC. APPOINTS STEPHEN M. WEISS CHIEF OPERATING

OFFICER AND JOHN J. SOLECITTO VICE PRESIDENT OF SALES OF THE

XENI MEDICAL SYSTEMS, INC. SUBSIDIARY

DEERFIELD BEACH, Fla., May 29, 2007 –MDwerks, Inc. (OTCBB:MDWK), a provider of innovative web-based, electronic claims management and funding solutions for healthcare professionals, announced today that Stephen M. Weiss, who had previously held the position of Chief Technology Officer has been appointed Chief Operating Officer. John J. Solecitto has joined the Xeni Medical Systems, Inc. subsidiary of the Company as Vice President of Sales.

Stephen M. Weiss had been the Chief Technology Officer of the Company since inception. Prior to joining the Company, Mr. Weiss was Chief Technology Officer and Chief Operating Officer of Enterprise Technology Corporation and held various other technology and operating management positions with Imagine Networks, Inc., Bankers Trust Company and others over a twenty-eight year period. Mr. Weiss replaced Lila K. Sobel, who resigned from the Company.

John J. Solecitto had most recently been Vice President of Sales and Marketing for Advanced Data Systems, Inc. Prior to joining Xeni Medical Systems, Inc., Mr. Solecitto had nearly twenty years of sales and sales executive experience, mostly in the healthcare field.

Both positions report directly to Howard Katz, CEO, MDwerks, Inc. who said, “We are pleased that Stephen Weiss will be heading up Operations for the Company, he is a seasoned Company executive with many years of operations and technology experience. John Solecitto brings important market knowledge to the Company and in-depth sales experience to a vital area of our business.”

About MDwerks, Inc.

MDwerks, Inc., (OTCBB:MDWK), based in Deerfield Beach, Florida, provides healthcare professionals with automated electronic insurance claims management solutions and advance funding of medical claims, as submitted, through a revolving line of credit.

MDwerks TM solutions comprise an innovative web-based, HIPAA-compliant system of comprehensive administrative and financial services designed for physician practices of all sizes and specialties whether in a single or multi-location operation. Financial lenders, healthcare payers and other related business also benefit from MDwerks’ solutions. For more information about the Company, please visit www.mdwerks.com.

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CONTACT:

Vincent Colangelo

Chief Financial Officer

MDwerks, Inc.

Tel: 954-389-8300

Fax: 954-427-5871

Email: management@mdwerks.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of MDwerks’ Securities and Exchange Commission filings available at http://www.sec.gov.